Exhibit 10.1

Execution Version

Employment Agreement
This Employment Agreement (the “Agreement”) is made as of November 15, 2021, by and between MultiPlan Corporation, a Delaware corporation (together with any successor thereto, the “Company”), and James Head (the “Executive”).
RECITALS
A.It is the desire of the Company to employ the Executive and enter into this Agreement embodying the terms of such employment; and
B.The Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:
1.Employment.
(a)General. As of the Effective Time, the Company shall employ the Executive and the Executive shall to be employed by the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c) and upon the other terms and conditions herein provided.
(b)Employment Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Time and ending on the fifth anniversary of the Effective Time, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods (such periods, collectively with the Initial Term, the “Term”) unless the Company or the Executive gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.
(c)Position and Duties. The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, with such customary responsibilities, duties and authority for such position as may from time to time be assigned to the Executive by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”). The Executive shall devote substantially all his business time and efforts to the business and affairs of the Company (which may include service to its Affiliates). However, during the Term it shall not be a violation of the prior sentence for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; (iii) manage his personal investments and affairs; and (iv) serve on the board of directors of other for-profit enterprises with the Board’s prior consent, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company. The Executive agrees to observe and comply with the general rules and policies of the Company as adopted by the Company from time to time as applicable to its senior executives. If the Executive resigns from his employment with the Company or is terminated, he will immediately resign from any other officer or director positions he holds with the Company and/or any of its affiliated entities.
(d)Work Location. During the Term, the Executive’s primary work location shall be the Company’s offices in New York, NY. The Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder, including recurring trips to Company facilities in Naperville, IL.
2.Compensation and Related Matters.
(a)Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of $500,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to adjustment as determined by the Compensation Committee of the Board (the “Compensation Committee”); provided that any decrease in such amount can only be proportionately made in connection with Company-wide reductions in the salary rates for senior executives as determined by the Board.
(b)Annual Bonus. During the Term, the Executive will be eligible to participate in an incentive bonus program established by the Board (the “Annual Bonus”). The Executive’s Annual Bonus compensation under such incentive program shall be targeted at 100% of his Annual Base Salary (the “Target Bonus Amount”). The Annual Bonus awards payable under the incentive program shall be based on the achievement of performance goals, which performance goals shall be established by the Compensation Committee. Each such Annual Bonus earned shall be paid no later than March 15th of the year following the year in which the applicable performance period under the incentive program ends.
(c)Equity Participation.
(i)On or as soon as practicable following the Effective Date, the Company shall grant to the Executive, under the Company’s 2020 Omnibus Incentive Plan (the “Omnibus Plan”), a number of Options (as defined in the Omnibus Plan) having a Black-Scholes value equal to $2 million (the “Initial Options”). By value, one-third (1/3rd) of the Initial Options will have an Exercise Price (as defined in the Omnibus Plan) equal to $7.50, one-third (1/3rd) of the Initial Options will have an Exercise Price equal to $10.00 and the remaining one-third (1/3rd) of the Initial Options will have an Exercise Price equal to $12.50. The Initial Options shall vest over the four-year period from the Effective Date, in substantially equal annual installments, subject to the Executive’s continued employment hereunder, and shall otherwise be subject to the terms and conditions of the Omnibus Plan and a form of Award Agreement (as defined under the Omnibus Plan) reflecting the terms set forth herein and otherwise consistent with the form filed as Exhibit 10.15 to the Company’s 2020 10-K.
(ii)Commencing in the first quarter of 2022, and for each year during the Term thereafter, the Executive shall receive an annual equity grant under the Omnibus Plan (or successor plan) having a grant date value of not less than four hundred percent (400%) of Executive’s Annual Base Salary (the “Annual Grant”). For each year during the Term, the Annual Grant shall be in the same form (which may include performance stock units), be in the same proportion of award type (if multiple award types are grants), and have the same vesting conditions as applicable to other similarly situated executive officers receiving grants at the same time, as determined by the Compensation Committee; provided that, notwithstanding the foregoing, with respect to the annual equity grant to be made in 2022, such grant shall be comprised solely of Options with an Exercise Price equal to the then-current Grant Date Fair Market Value (as defined in the Omnibus Plan).
(d) Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.
(e)Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.
(f)Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.
(g)Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.
(h)Indemnification. During the Term, the Company shall indemnify the Executive to the maximum extent provided for under its charter and by-laws as in effect as of the Effective Time (or, if more favorable, as modified from time to time), with respect to any action suit or proceeding to which the Executive is made, or threatened to be made, a party by reason of the fact that he is or was an officer, director, employee, consultant or agent of the Company and/or its Affiliates.
3.Termination.
The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)Circumstances.
(i)Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.
(iii)Termination for Cause. The Company may terminate the Executive’s employment for Cause.
(iv)Termination without Cause. The Company may terminate the Executive’s employment without Cause.
(v)Resignation for Good Reason. The Executive may resign his employment for Good Reason.
(vi)Resignation without Good Reason. The Executive may resign his employment without Good Reason.
(vii)Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 1(b).
(viii)Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 1(b).
(b)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 60 days following the date of such notice, or if submitted by the Company in the case of a termination under Sections 3(a)(iv) or 3(a)(vii), shall be at least 60 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, advance the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(c)Company Obligations upon Termination. Upon termination of the Executive’s employment hereunder, the Executive (or the Executive’s estate) shall be entitled to receive the portion of the Executive’s Annual Base Salary earned through the Date of Termination but not theretofore paid, any expenses owed to the Executive under Section 2(f), any bonus earned but unpaid with respect to the prior year under Section 2(b) (excluding any bonus in excess of the Executive’s Target Bonus Amount under the Company’s incentive program applicable to the Executive), any accrued vacation pay owed to the Executive pursuant to Section 2(e), and any amount accrued and arising from the Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements under Section 2(d), as required under the terms of such plans or by law, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its subsidiaries (collectively, the “Company Arrangements”).
4.Severance Payments.
(a)Termination for Cause or Resignation without Good Reason, upon Non-extension of Term by the Executive, upon death or upon Disability. If, at any time, the Executive’s employment terminates pursuant to Section 3(a)(iii) for Cause, Section 3(a)(vi) for resignation without Good Reason, due to non-extension of Term by the Executive pursuant to Section 3(a)(viii) or as a result of the Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), the Executive shall not be entitled to any severance payments or benefits and the payments and benefits provided under Section 3(c) shall fully discharge the Company’s and its Affiliates’ obligations hereunder.
(b)Termination without Cause, Resignation for Good Reason, or Non-extension of Term by the Company. If the Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), for Good Reason pursuant to Section 3(a)(v), or due to non-extension of Term by the Company pursuant to Section 3(a)(vii), then, provided that the Executive’s termination of employment constitutes a “separation from service” as defined under Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and contingent on the Executive’s compliance with Sections 5, 6 and 7 hereof (the “Restrictive Covenants”), in addition to any amounts payable under Section 3(c):
(i)the Company shall pay to the Executive in twelve (12) equal monthly installments in the aggregate amount equal to the sum of (x) the Executive’s Annual Base Salary and (y) Target Bonus Amount, in each case, as in effect on the Date of Termination, on the thirtieth (30th) day following the Executive’s Date of Termination; and
(ii)subject to the Executive’s timely election of, continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay directly, or reimburse the Executive for, the premium costs under COBRA for the Executive and, where applicable, his eligible spouse and dependents, for a period of eighteen (18) months following the Date of Termination under one of the Company’s group medical plans (with any direct payment by the Company or reimbursement to the Executive treated as income to the Executive); provided that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 4(b)(ii) shall immediately cease. Notwithstanding the foregoing, if the Company’s obligations contemplated by this Section 4(b)(ii) would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the Company shall discontinue the COBRA-related payments provided for in this Section 4(b)(ii).

Payments and benefits provided in this Section 4(b) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(c)Release. Notwithstanding any provision to the contrary in this Agreement, no amounts shall be paid under Section 4(b) unless the Executive signs, delivers and does not revoke a release of claims in favor of the Company and its Affiliates within sixty (60) days following the Executive’s Separation from Service (the “Release Period”) in a form substantially similar to Exhibit B (the “Release”). Subject to the Executive’s compliance with this Section 4(c) and the Restrictive Covenants, any payments or benefits to which the Executive becomes entitled pursuant to Section 4(b) shall commence on the first payroll date immediately following the Release Period. Notwithstanding anything to the foregoing set forth herein, to the extent that the payment of any amount described in this Section 4 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 21 hereof), any such payment scheduled to occur during the Release Period shall not be paid until the first regularly scheduled pay period following the last day of the Release Period and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.
(d)Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.
5.Non-Competition, Non-Solicitation and Non-Disparagement.
(a)The Executive shall not, at any time during the Term or during the 18-month period following the Date of Termination (the “Non-Compete Period”), except as permitted in this Section 5 or with the prior written consent of the Board (having made its determination as set forth below), directly or indirectly, whether independently or in association with any other Person (other than the Company), private equity firm, investment company or management company, (i) own any equity or other ownership interest in, be employed by, consult or work as an independent contractor or agent for any Person (other than the Company) engaged in a Business or (ii) own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of any such business or enterprise. The restrictions set forth in this Section 5 shall not be construed to prohibit or restrict any passive investment by the Executive in any class of debt or equity securities of any company engaged in a Business so long as the Executive in the aggregate together with his Affiliates does not hold at any time during such period more than five percent (5%) of the issued and outstanding voting securities of such company, or five percent (5%) of the aggregate principal amount of such class of debt securities outstanding (each such 5% limit, the “5% Threshold”) and, consistent with the remainder of this Section 5, so long as the Executive and his Affiliates do not otherwise engage in any other activities with respect to such company (whether as a director, officer, employee, agent, representative, consultant or otherwise). In the event the Executive requests permission to take a “Competitive Action” (as defined below), the Board shall in good faith consider whether such Competitive Action could reasonably be expected to cause material detriment or harm to the business of the Company or its subsidiaries, and shall provide its consent to the Executive to the extent the Board so determines that such Competitive Action could not be so detrimental or harmful. For this purpose, “Competitive Action” is limited to either making a passive investment in a Business in excess of the 5% Threshold or sitting on a board of directors (or similar governing body) of a Business.
(b)During the Non-Compete Period, the Executive shall not, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company or healthcare provider or payor to terminate its employment or arrangement with the Company.
(c)In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(d)As used in Section 5, Section 6 and Section 7, (i) the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries, and (ii) the term “Business” shall mean a business that competes with a material business segment of the Company, including, but not limited to, a business that (A) involves operating cost containment networks on a national, regional and/or local basis (shared savings and preferred provider organizations) to reprice medical claims for the benefit of a healthcare payor (e.g., any insurance company, health plan, third party administrator or health management organization (a “Healthcare Payor”)), including insurance companies and self-insured entities, (B) provides medical fee negotiation services to insurance companies and self-insured entities, or (C) is a Healthcare Payor.
(e)During his employment and following termination of his employment with the Company, the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or Affiliates, either orally or in writing.
(f)During Executive’s employment and following termination of his employment with the Company, the Company, on behalf of itself and on behalf of the Company’s senior executives and directors, agrees not to disparage in any material respect the Executive, either orally or in writing
6.Nondisclosure of Proprietary Information.
(a)Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(b)Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all Company property and all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.
(c)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.
(d)Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement to any potential new employer, (iv) retaining, at any time, his personal correspondence, his personal rolodex or outlook contacts and documents related to his own personal benefits, entitlements and obligations, or (v) disclosing or retaining information that is already generally available to the public or otherwise was part of the public domain at the time of disclosure.
(e)Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is the Executive authorized to disclose any information covered by the Company or its Affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Board.
7.Inventions.
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company as defined in Section 5(d)

above, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during his employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
8.Injunctive Relief.
It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.
9.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any Affiliate and any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided that any such assignment of this Agreement, other than a security assignment, shall not be valid unless the assignee has agreed to assume the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.
10.Certain Definitions.
(a)Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.
(b)Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder within 120 days of the Board’s knowledge of:

(i)the Board’s good faith determination that the Executive failed to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of this Agreement;
(ii)the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude (excluding vehicular offenses);
(iii)the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement;
(iv)the Executive’s commission of an act of fraud, embezzlement, misappropriation, or material breach of fiduciary duty against the Company; or
(v)the Executive’s commission of an act of misconduct that has caused or could reasonably be expected to cause material harm to the business and reputation of the Company;
provided that, to the extent such event may be remedied, the Company has notified the Executive of such event in writing and the Executive has not remedied the alleged violation(s) within 10 business days following his receipt of such notice. If the Company does not terminate Executive’s employment for Cause during such 120-day period, any termination for Cause with respect to such event shall be deemed irrevocably waived by the Company.
(c)Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.
(d)Disability. “Disability” shall mean, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of four consecutive months during any twelve-month period or six non-consecutive months in any eighteen-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.
(e)Effective Date. “Effective Date” shall mean November 29, 2021, or such other date the parties hereto agree to upon which the Executive shall commence his employment with the Company hereunder.
(f)Good Reason. The Executive shall have “Good Reason” to resign his employment within one-hundred twenty (120) days following the initial occurrence of any of the following events that occurs after the Effective Time:
(i)the Company takes action that causes a material adverse change in the nature or scope of the Executive’s responsibilities, duties or authority;
(ii)the Company requires the Executive to relocate his principal place of work to outside the New York City metropolitan area;
(iii)the Company materially reduces the amount of the Annual Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 10% of his Annual Base Salary then currently in effect) or a failure of the Company to pay earned but unpaid Annual Bonus within a reasonable period of time after such bonus becomes due and payable;
(iv)the failure of the Company’s successor to assume the obligations hereunder pursuant to Section 9; or
(v)any material breach by the Company of this Agreement or any other material written agreement with the Executive.
The Executive may not resign his employment for Good Reason unless: (i) the Executive provides the Company with written notice, which shall include a specific description of the existence of the condition alleged to constitute Good Reason, within thirty (30) days after the first occurrence of such circumstances, (ii) the Company has not remedied the alleged violation(s) within thirty (30) days of such notice, and (iii) the Executive actually terminates his employment within sixty (60) days after Company’s thirty (30)-day cure period. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.
(g)Person. “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
11.Governing Law.
This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of New York.

12.Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(a)If to the Company:
MultiPlan Corporation
115 Fifth Avenue, 7th Floor
New York, NY 10003-0004
Email: jeff.doctoroff@multiplan.com
Attention: Jeffrey Doctoroff
With copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
Attention: David E. Rubinsky
(b)If to the Executive:
James Head
429 Greenwich St.
New York, NY 10013
or at any other address as any party shall have specified by notice in writing to the other party.
13.Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
14.Entire Agreement.
The terms of this Agreement and the other agreements and instruments contemplated hereby (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

15.Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company who is not the Executive. By an instrument in writing similarly executed, the Executive or such duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment.
16.Construction.
The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
17.Arbitration.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) then in effect. New York law shall govern all rules of procedure with respect to any arbitration proceeding hereunder, to the extent applicable. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 5, 6 or 7 of the Agreement. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable.
18.Enforcement.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
19.Withholding.
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
20.Employee Acknowledgement.
The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.
21.Section 409A
(a) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.
(b) In the event that following the Effective Time the Company reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(c) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
(d) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Time.
22.Parachute Payments.
(a) In the event that (a) the Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (b) the net after-tax amount of such Payments, after the Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to the Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to the Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate “parachute payment” (as defined in Section 280G(b)(2) of the Code) amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (b)(ii) of this Section 22 reduced last.
(b) All determinations required to be made under this Section 22 shall be made by a public accounting firm retained by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 22. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and the Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
MULTIPLAN CORPORATION (or any successor thereto)

By:     /s/ Mark Tabak
Name: Mark Tabak
Title: CEO

EXECUTIVE

By:     /s/ James Head
James Head

EXHIBIT A
General Release and Waiver
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the of the payments and other benefits due under Section 4(b) of the Employment Agreement (as defined below) (the “Severance Benefits”), and other good and valuable consideration, I, James Head, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under the Employment Agreement or the Company Arrangements, (ii) any rights I may have as a holder of equity securities of the Company, (iii) any claims that cannot be waived by law, or (iv) my right of indemnification as provided by, and in accordance with the terms of, any indemnification agreement between me and the Company, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•Had or could have [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of
1     To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.
Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure, or activity permitted by this paragraph.
I hereby agree to waive any and all claims to re-employment with the Company or its direct or indirect subsidiaries and affirmatively agree not to seek further employment with the Company or its direct or indirect subsidiaries.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Corporate Secretary. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated November 15, 2021, with the Company (the “Employment Agreement”).

____________________________
James Head
Date:
    A-4